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NEWS RELEASE                                                          EXHIBIT 20

                                                RELEASE DATE:  December 28, 1994

                                                Contact:            Joy Schaefer
                                                                  (714) 727-1065

[LOGO] WESTCORP
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WESTCORP ANNOUNCES THE APPOINTMENT OF THE NEW
CHIEF OPERATING OFFICER, CHIEF FINANCIAL OFFICER AND TREASURER

        Irvine, CA: Westcorp (NYSE:WES), the savings and loan holding company parent of Western Financial Savings Bank, F.S.B., Irvine, California (the "Bank"), announced today that Joy Schaefer was elected Senior Executive Vice President and Chief Operating Officer of the Bank, effective immediately. At the same time, Lee Whatcott was promoted to Senior Vice President and Chief Financial Officer of the Bank. Earlier this month J. Keith Palmer was promoted to Treasurer, having served as Assistant Treasurer for the last year.
Ms. Schaefer has served as C.F.O. and Treasurer of both Westcorp and the Bank for the previous three years. She has been employed in the financial services industry for 14 years, the last five of which have been with Westcorp and the Bank. Mr. Whatcott has also been Controller of Westcorp and the Bank for the last three years.

        Western Financial Savings Bank, F.S.B. operates through 49 retail, mortgage banking and auto finance locations in four states with its principal activities located in California, specializing in auto finance and real estate lending. Its wholly-owned subsidiary, Westcorp Financial Services, Inc., offers consumer finance services through 53 locations in five western states.